Exhibit 5.1

FAEGRE BAKER DANIELS LLP

2200 Wells Fargo Center, 90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Telephone 612-766-7000

Fax 612-766-1600

August 7, 2014

Insignia Systems, Inc.

8799 Brooklyn Blvd.

Minneapolis, MN 55455

In connection with the proposed registration under the Securities Act of 1933, as amended (the “Act”), of shares of common stock, $.01 par value per share, of Insignia Systems, Inc., a Minnesota corporation (the “Company”), offered and to be offered pursuant to the Company’s 2013 Omnibus Stock and Incentive Plan (the “Plan”), we have examined such corporate records and other documents, including the Registration Statement on Form S-8 of even date herewith (the “Registration Statement”), and have reviewed such matters of law as we have deemed necessary for this opinion.

Accordingly, based upon the foregoing, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the shares of common stock will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category  of persons whose consent is required under, or admit that we are “experts” within the meaning of, the Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

FAEGRE BAKER DANIELS LLP

/s/ W. Morgan Burns
W. Morgan Burns
Partner